Exhibit 99.1

Primus Telecommunications Selects Peter D. Aquino as Next Chairman, President and CEO

MCLEAN, VA – (MARKET WIRE) – October 13, 2010 – Primus Telecommunications Group, Incorporated (OTCBB: PMUG), a global facilities-based integrated communications services provider, announced today that its Board of Directors has named independent director Peter D. Aquino, 49, Chairman, President and Chief Executive Officer effective October 12, 2010, succeeding Acting Chief Executive Officer John B. Spirtos, who will remain on Primus’ board. The board of directors continues to conduct a search for a new CFO.

Mr. Aquino has devoted his career to building and restructuring telecommunications services providers, most recently serving as President and Chief Executive Officer of RCN Corporation, a provider of digital video, high-speed data, voice, and high-capacity transport to residential and small, medium and large enterprise and carrier customers from December 2004 to August 2010.

Neil Subin of Primus’ Board of Directors stated, “Pete Aquino is a senior and accomplished telecommunications industry executive with a clear record of achievement in turnarounds, in international and domestic operations, and in growing businesses that serve multiple customer types. After conducting a CEO search, the board is very pleased to name Pete CEO. Having worked with him as a colleague for over a year, we are confident that his leadership, deep industry knowledge, and significant contribution to the formation of Primus’ new strategy make him the perfect fit to take the company forward. We thank John Spirtos for stepping in to lead the company during Primus’ period of transition.”

Peter D. Aquino stated, “I am extremely excited to lead the new Primus into its next phase of business development and profitable growth. Primus’ business units offer tremendous potential. By quickly addressing the opportunities and challenges they face to better focus operations and to invest in areas in which the Primus brand and business model are strongest, we can redefine the company’s future and deliver improved value to shareholders. I look forward to joining and working with the Primus team to put the company on a faster track to success.”

Mr. Aquino led RCN from emergence of bankruptcy in December 2004 through its sale in August 2010. Under his leadership, RCN was built into an all-digital HDTV cable multiple system operator and created an advanced fiber-based commercial network through organic and acquisition strategies. Prior to joining RCN, Mr. Aquino was Senior Managing Director of Communications Technology Advisors LLC, focused on restructuring telecom and media companies from 2001 to 2004. Prior to this, he was the Chief Operating Officer of one of the first Triple Play companies in Latin America—designing, building, and operating an integrated cable TV and competitive local exchange carrier throughout nine major cities in Venezuela from 1995 and 2000. Mr. Aquino began his career at Bell Atlantic (now Verizon) in 1983, holding positions in finance, marketing, regulatory and corporate development. He joined Primus’ board in July 2009 and serves on the boards of TiVo Inc. and the United Way of America. He is a graduate of Montclair State College in NJ, and holds an MBA from George Washington University in Washington, DC.

Primus Telecommunications Group, Incorporated is an integrated facilities-based communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and data center services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, Brazil, the United Kingdom and certain Western European countries. Primus provides services over its global network of owned and leased transmission facilities, including approximately 500 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 18 carrier-grade international gateway and domestic switches and internet routers and media gateways, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, Primus is based in McLean, Virginia.

Investor Contact:

Lippert/Heilshorn & Assoc., Inc.

Carolyn Capaccio

212-838-3777

ir@primustel.com

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